VA770NY Thank you for choosing Jackson National Life Insurance Company of New York®, hereinafter also referred to as "the Company" or "Jackson of NY®." READ YOUR CONTRACT CAREFULLY. This annuity contract is issued by the Company and is a legal agreement between the Owner ("You") and Jackson of New York. THE VALUE OF AMOUNTS ALLOCATED TO THE SEPARATE ACCOUNT DURING THE ACCUMULATION AND ANNUITY PERIODS IS NOT GUARANTEED AND MAY INCREASE OR DECREASE BASED UPON THE INVESTMENT EXPERIENCE OF THE FUND(S) UNDERLYING THE SEPARATE ACCOUNT. IF THE ACTUAL INVESTMENT RATES EXPERIENCED BY THE SEPARATE ACCOUNT ASSETS (PRIOR TO DEDUCTION OF THE ASSET BASED CHARGES SPECIFIED IN THIS CONTRACT) ARE LESS THAN [1.30%], VARIABLE ANNUITY PAYMENTS WILL DECREASE OVER TIME. AMOUNTS ALLOCATED TO THE FIXED ACCOUNT(S) WILL EARN INTEREST AT THE CURRENT INTEREST RATE FOR THE DURATION OF THE FIXED ACCOUNT OPTION PERIOD. THE INTEREST RATE CREDITED FOR SUBSEQUENT PERIODS IS SUBJECT TO CHANGE AS DECLARED BY THE COMPANY. THE FIXED ACCOUNT OPTIONS ARE SUBJECT TO AN INTEREST RATE ADJUSTMENT FORMULA WHICH MAY INCREASE OR DECREASE AMOUNTS PAYABLE, TRANSFERRED OR WITHDRAWN, BUT THE FIXED ACCOUNT CONTRACT VALUE WILL NEVER DECREASE TO LESS THAN THE SUM OF THE FIXED ACCOUNT MINIMUM VALUES. THE CONTRACT VALUE HELD UNDER A FIXED ACCOUNT OPTION MAY BE WITHDRAWN WITHOUT AN INTEREST RATE ADJUSTMENT UPON RECEIPT OF WRITTEN NOTICE WITHIN 30 DAYS FOLLOWING THE END OF THE CORRESPONDING FIXED ACCOUNT OPTION. PLEASE READ THE IMPORTANT CONTRACT DISCLOSURES ON THE FOLLOWING PAGE. NOTICE OF RIGHT TO EXAMINE CONTRACT YOU MAY RETURN THIS CONTRACT TO THE SELLING PRODUCER OR THE COMPANY WITHIN 20 DAYS (60 DAYS IF IT WAS PURCHASED AS A REPLACEMENT CONTRACT) AFTER YOU RECEIVE IT. UPON RECEIPT OF THIS CONTRACT, THE COMPANY WILL REFUND THE CONTRACT VALUE DETERMINED AS OF THE BUSINESS DAY ON WHICH THE CONTRACT IS RETURNED TO THE SELLING PRODUCER OR THE COMPANY, INCLUDING ANY FEES OR OTHER CHARGES DEDUCTED FROM THE PREMIUMS OR IMPOSED UNDER THE CONTRACT. UPON SUCH REFUND, THIS CONTRACT SHALL BE VOID. Please Note: The Company reserves the right to allocate initial Premium and any subsequent Premium received during the "Notice of Right to Examine Contract" period to a money market Investment Division or a Fixed Account and will allocate the Contract Value to the Investment Divisions specified by the Contract Owner when the "Notice of Right to Examine Contract" period has expired. Home Office: Service Center: [2900 Westchester Avenue [P.O. Box 24068 Purchase, New York 10577] Lansing, MI 48909-4068 1-800-599-5651 www.jackson.com] INDIVIDUAL DEFERRED VARIABLE AND FIXED ANNUITY CONTRACT WITH INTEREST RATE ADJUSTMENT (FLEXIBLE PREMIUM). DEATH BENEFIT AVAILABLE. INCOME OPTIONS AVAILABLE. NONPARTICIPATING. CONTAINS PROVISIONS WAIVING WITHDRAWAL CHARGES. This Contract is signed by the Company President Secretary FINAL 10/18/16

VA770NY Contract Cover Page Continued IMPORTANT - CONTRACT DISCLOSURES PLEASE READ CAREFULLY PLEASE REVIEW THE CONTRACT DATA PAGES FOR CONTRACT CHARGES. THE FIXED ACCOUNT MINIMUM INTEREST RATE FOR THIS CONTRACT WILL BE REDETERMINED ON THE REDETERMINATION DATE ANNUALLY EACH JANUARY. THE COMPANY MAY RESTRICT OR REFUSE FUTURE PREMIUM PAYMENTS, PREMIUM ALLOCATION AND TRANSFERS TO THE FIXED ACCOUNT OPTION(S) AT ANY TIME, ON A NONDISCRIMINATORY BASIS, IF THE YIELD ON INVESTMENT WOULD NOT SUPPORT THE MINIMUM INTEREST RATE GUARANTEED UNDER THE FIXED ACCOUNT(S). SHOULD THE COMPANY IMPOSE SUCH RESTRICTIONS, WE WILL GIVE AT LEAST 30 DAYS ADVANCE NOTICE TO THE OWNER. WE WILL ALSO PROVIDE WRITTEN NOTICE WHEN SUCH RESTRICTIONS NO LONGER EXIST. ONE OR BOTH OF THE DCA+ FIXED ACCOUNT OPTIONS MAY NOT BE AVAILABLE ON THE ISSUE DATE. PLEASE CHECK THE CONTRACT DATA PAGE TO DETERMINE WHICH DCA+ FIXED ACCOUNT OPTIONS ARE CURRENTLY AVAILABLE. ONE OR BOTH OF THE DCA+ FIXED ACCOUNT OPTIONS MAY NOT BE AVAILABLE AFTER ISSUE OF THIS CONTRACT. Home Office: Service Center: [2900 Westchester Avenue [P.O. Box 24068 Purchase, New York 10577] Lansing, MI 48909-4068 1-800-599-5651 www.jackson.com]

VA770NY 2 TABLE OF CONTENTS Provision Page Number Contract Data Pages [3a Definitions 4 General Provisions 8 Accumulation Provisions 13 Withdrawal Provisions 17 Death Benefit Provisions 21 Income Provisions 25 Termination Provision 29] If You have questions about this Contract including requests for information about coverage or complaint resolutions, You may contact our Service Center as specified on the cover page of the Contract.

VA770NY 3a CONTRACT DATA PAGE Contract Number: [1234567890] Owner: [John Doe] Owner Issue Age: [35] Joint Owner: [Jane Doe] Joint Owner Issue Age: [35] Annuitant: [John Doe] Annuitant Issue Age: [35] Joint or Contingent Annuitant: [Jane Doe] Joint or Contingent Annuitant Issue Age: [35] Initial Premium: [$25,000] Issue Date: [September 1, 2016] Issue State: New York Income Date: [September 1, 2076] Initial Fixed Account Minimum Interest Rate: [1.00%] The Fixed Account Minimum Interest Rate will be redetermined on each Redetermination Date, as described under the Accumulation Provisions (Page 16). Initial Base Interest Rate: [1.00% for the 1-Year Fixed Option Period 1.00% for the 3-Year Fixed Option Period 1.00% for the 5-Year Fixed Option Period 1.00% for the 7-Year Fixed Option Period] Initial Current Interest Rate: [1.00% for the 1-Year Fixed Option Period 1.00% for the 3-Year Fixed Option Period 1.00% for the 5-Year Fixed Option Period 1.00% for the 7-Year Fixed Option Period] Initial Current DCA+ Interest Rate: 6-month [X.XX%] [NOT CURRENTLY AVAILABLE] 12-month [X.XX%] [NOT CURRENTLY AVAILABLE] ONE OR BOTH OF THE DCA+ FIXED ACCOUNT OPTIONS MAY NOT BE AVAILABLE ON THE ISSUE DATE. AVAILABILITY IS INDICATED ABOVE. Maximum DCA+ Rate: [8.00%] over the net investment earnings rate. Beneficiary(ies): [Brian Doe]

VA770NY 3b CONTRACT DATA PAGE (CONT'D) Mortality and Expense On an annual basis, this charge equals [0.25%] of the average Charge: daily Separate Account Contract Value of the Investment Divisions. Administration Charge: On an annual basis, this charge equals [0.05%] of the average daily Separate Account Contract Value of the Investment Divisions. This charge will not be assessed if the Contract Value on the later of the Issue Date or the most recent Contract Quarterly Anniversary is greater than or equal to [$1,000,000]. If the Contract Value subsequently falls below [$1,000,000] on any Contract Quarterly Anniversary, this charge will be reinstated. Total Asset Based Charges: On an annual basis, the total of all asset based charges is equal to [x.xx%] [during Contract Years 1-[x] and [x.xx%] afterward] of the average daily Separate Account Contract Value of the Investment Divisions. Asset based charges are deducted daily as part of the Accumulation Unit Value calculation. Total asset based charges include the Mortality and Expense Charge, the Administration Charge and asset based charges for optional benefits. Optional Benefits Elected at Issue: BENEFIT CHARGE Guaranteed Minimum Withdrawal Benefit (GMWB) On a monthly basis, the charge equals 0.0725% of the Guaranteed Withdrawal Balance (GWB) and is deducted from the Separate Account Contract Value (i) at the end of each Contract Month; and (ii) upon termination of the GMWB. Upon step-up on or after the 2nd Contract Anniversary following the effective date of this endorsement, the Company reserves the right to increase the GMWB Charge percentage, subject to a maximum GMWB Charge percentage, on a monthly basis, of 0.1450%. The GMWB Charge will be discontinued upon the earlier of the termination of this GMWB or the date on which the Contract Value equals zero.

VA770NY 3c CONTRACT DATA PAGE (CONT'D) Annual Contract An annual charge of no more than [$30.00] will be deducted Maintenance Charge: on each Contract Anniversary from those Contracts where the Contract Value is less than [$50,000]. Withdrawal Charge Completed Years Since Withdrawal Charge Schedule: Receipt of Premium Percentage 0 2.00% 1 2.00% 2 1.00% 3+ 0.00% The Company will waive the Withdrawal Charge when the Contract is purchased by employees of the Company. These transactions will be conducted in a nondiscriminatory manner and under circumstances that reduce the Company's sales expense. Withdrawals: Minimum partial withdrawal amount: [$500] Minimum Contract Value remaining after withdrawal: [$100] Minimum partial withdrawal made in connection with a systematic withdrawal program: [$50] Additional Free Withdrawal Percentage: [10%] Interest Rate Adjustment: Certain payments, transfers and withdrawals from a Fixed Account Option are subject to an Interest Rate Adjustment, the calculation of which may result in an increase or decrease in amounts payable. In no event will a total withdrawal from a Fixed Account Option be less than the Fixed Account Minimum Value. (See page 15 of the Contract for the Interest Rate Adjustment formula.)

VA770NY 3d CONTRACT DATA PAGE (CONT'D) Transfer/Transfer Charge: A fee of [$25.00] is charged for each transfer in excess of [15] in any Contract Year. Any Transfer Charge is deducted from the amount transferred prior to the allocation to the new Contract Option. Transfer Charges will not be applied to Company required transfers from a Fixed Account Option or to transfers due to dollar cost averaging or other systematic investment programs provided by the Company, nor will these transfers count against the [15] free transfers allowed in a Contract Year. Asset allocation service providers must comply with the Company's administrative systems, rules, and procedures. A transfer will be effective as of the end of the Business Day when the Company receives a transfer request prior to market close in Good Order, otherwise the transfer will be effective as of the end of the next Business Day. The Company will not be liable for a transfer made in accordance with the Owner's instructions. FROM INVESTMENT DIVISION TO INVESTMENT DIVISION. Prior to and after the Income Date, You may transfer all or a portion of Your Contract Value in one Investment Division to any available Investment Division(s). Additional details regarding restrictions on transfers are outlined in the Transfer provisions on page 10. FROM INVESTMENT DIVISION TO A FIXED ACCOUNT OPTION. Prior to the Income Date, You may transfer all or a portion of Your Contract Value in an Investment Division to a Fixed Account Option. Additional details regarding restrictions on transfers are outlined in the Transfer provisions on page 10 and in the Fixed Account provisions on page 14. FROM A FIXED ACCOUNT OPTION TO AN INVESTMENT DIVISION OR TO A FIXED ACCOUNT OPTION. Prior to the Income Date, You may transfer all or a portion of Your Contract Value in a Fixed Account Option to any available Investment Division(s) or Fixed Account Option(s). Such transfers, other than from a maturing Fixed Account Option within the 30-day period following its expiration, will be subject to any applicable Interest Rate Adjustment. Additional details regarding restrictions on transfers are outlined in the Transfer provisions on page 10 and in the Fixed Account provisions on page 14.

VA770NY 3e CONTRACT DATA PAGE (CONT'D) Premium(s): Premiums are flexible. This means that the Owner may change the amounts, frequency or timing of Premiums, subject to the minimum and maximum Premium amounts specified below. The initial Premium must be at least [$25,000] for Non-Qualified Plan Contracts and [$25,000] for Qualified Plan Contracts. Subsequent Premiums must be at least [$500] ([$50] if made in connection with an automatic payment plan). Total Premiums under a Contract may not exceed [$1,000,000], or such lesser amount established by the Company. The Owner may allocate Premiums among the Fixed Account Option(s) and Investment Divisions. Allocations may be made in any percent from 0% to 100%. The minimum that may be allocated to a Fixed Account Option or an Investment Division is [$100]. The Company may restrict or refuse Premium allocations to a Fixed Account Option(s) as outlined in the Transfer provisions on page 10 and in the Fixed Account provisions on page 14. Any subsequent Premium will be allocated according to the most recent instructions on file with the Company, provided that each allocation meets the minimums, regardless of such instructions.

VA770NY 3f CONTRACT DATA PAGE (CONT'D) Systematic Investment The minimum allocation amount to participate in the Special Allocation Amount: Dollar Cost Averaging program is [$15,000]. CONTRACT OPTIONS: Investment Division(s): Availability is indicated in the Contract, application, current prospectus and any supplements. The Company may periodically add or delete Investment Divisions. Contract Option The number of Contract Options that the Contract Value can Allocation(s) Allowed: be allocated to may not exceed [99]. Separate Account: [JNLNY Separate Account I] Fixed Account Options: [1-Year Period; 3-Year Period; 5-Year Period; and 7-Year Period.] The 1-Year, 3-Year, 5-Year, and 7-Year periods may not be available at all times. In the event the Company discontinues the availability of the Fixed Account Option(s) a money market Investment Division is made available for Premium allocation and transfers. Availability is indicated in the current prospectus and any supplements or related Fixed Account documents. The Contract Options You have selected will be detailed in a confirmation sent to You by the Company on or after the Issue Date and are stated in the Contract application attached to the Contract.

CONTRACT DATA PAGE (CONT'D)

TABLE OF INCOME OPTIONS

The following table is for a Contract whose net proceeds are $1,000, and will apply pro rata to the amount payable under this Contract.

UNDER OPTION 4		MONTHLY INSTALLMENT UNDER OPTIONS 1 OR 3															
No. of Monthly Install-ments	Monthly Install-ments	Age of Payee	No. of Mos. Certain			Age of Payee	No. of Mos. Certain			Age of Payee	No. of Mos. Certain			Age of Payee	No. of Mos. Certain		
		Male	Life	120	240	Male	Life	120	240	Female	Life	120	240	Female	Life	120	240
60	17.09	40	2.33	2.32	2.31	68	4.72	4.57	4.02	40	2.22	2.22	2.21	68	4.36	4.26	3.86
72	14.31	41	2.37	2.36	2.35	69	4.90	4.72	4.09	41	2.26	2.26	2.25	69	4.52	4.40	3.94
84	12.33	42	2.41	2.41	2.39	70	5.09	4.89	4.16	42	2.30	2.30	2.29	70	4.69	4.55	4.02
96	10.84	43	2.45	2.45	2.43	71	5.31	5.06	4.23	43	2.34	2.34	2.32	71	4.87	4.70	4.09
108	9.68	44	2.50	2.50	2.47	72	5.54	5.24	4.29	44	2.38	2.38	2.36	72	5.06	4.87	4.16
120	8.76	45	2.55	2.54	2.52	73	5.79	5.43	4.34	45	2.42	2.42	2.40	73	5.28	5.04	4.22
132	8.00	46	2.60	2.59	2.56	74	6.06	5.63	4.39	46	2.47	2.47	2.45	74	5.51	5.23	4.28
144	7.37	47	2.65	2.64	2.61	75	6.35	5.83	4.43	47	2.52	2.51	2.49	75	5.76	5.42	4.34
156	6.84	48	2.71	2.70	2.66	76	6.67	6.04	4.47	48	2.57	2.56	2.54	76	6.03	5.62	4.38
168	6.38	49	2.77	2.76	2.71	77	7.02	6.26	4.50	49	2.62	2.61	2.59	77	6.33	5.83	4.43
180	5.98	50	2.83	2.82	2.76	78	7.40	6.48	4.52	50	2.67	2.67	2.64	78	6.65	6.04	4.46
192	5.64	51	2.89	2.88	2.82	79	7.81	6.70	4.54	51	2.73	2.72	2.69	79	7.01	6.26	4.49
204	5.33	52	2.96	2.94	2.88	80	8.27	6.92	4.56	52	2.79	2.78	2.74	80	7.40	6.48	4.52
216	5.06	53	3.03	3.01	2.94	81	8.76	7.13	4.57	53	2.85	2.84	2.80	81	7.83	6.70	4.54
228	4.82	54	3.10	3.08	3.00	82	9.30	7.34	4.58	54	2.92	2.91	2.85	82	8.29	6.92	4.56
240	4.60	55	3.18	3.16	3.06	83	9.89	7.53	4.58	55	2.99	2.98	2.91	83	8.80	7.13	4.57
252	4.40	56	3.26	3.23	3.13	84	10.54	7.72	4.59	56	3.07	3.05	2.98	84	9.35	7.33	4.58
264	4.22	57	3.35	3.32	3.19	85	11.26	7.88	4.59	57	3.14	3.12	3.04	85	9.95	7.52	4.58
276	4.06	58	3.44	3.40	3.26	86	12.05	8.03	4.59	58	3.23	3.20	3.11	86	10.59	7.70	4.59
288	3.90	59	3.54	3.49	3.34	87	12.91	8.17	4.59	59	3.31	3.29	3.18	87	11.28	7.87	4.59
300	3.77	60	3.64	3.59	3.41	88	13.86	8.28	4.60	60	3.40	3.37	3.25	88	12.03	8.02	4.59
312	3.64	61	3.74	3.69	3.48	89	14.88	8.38	4.60	61	3.50	3.46	3.32	89	12.84	8.15	4.59
324	3.52	62	3.86	3.79	3.56	90	15.99	8.46	4.60	62	3.60	3.56	3.40	90	13.71	8.27	4.60
336	3.41	63	3.98	3.91	3.64	91	17.17	8.53	4.60	63	3.71	3.66	3.47	91	14.66	8.37	4.60
348	3.31	64	4.11	4.02	3.71	92	18.43	8.58	4.60	64	3.82	3.77	3.55	92	15.70	8.45	4.60
360	3.21	65	4.24	4.15	3.79	93	19.78	8.63	4.60	65	3.95	3.88	3.63	93	16.86	8.53	4.60
		66	4.39	4.28	3.87	94	21.20	8.66	4.60	66	4.07	4.00	3.71	94	18.13	8.58	4.60
		67	4.55	4.42	3.95	95	22.67	8.68	4.60	67	4.21	4.12	3.79	95	19.53	8.63	4.60

Note: Due to the length of the information, factors for Option 2 are available from the Service Center upon Your request. You may contact our Service Center as specified on the cover page of the Contract.

BASIS OF COMPUTATION. The actuarial basis for the Table of Income Options is the 2012 Individual Annuity Mortality Period Table, with an assumed net investment rate of 1.00% and a 0% expense load. The interest rate used in the present value calculation referred to in Options 3 and 4 will be determined by the Company, but in no instance will it be greater than the rate used to calculate the initial payment. The Table of Income Options does not include any applicable tax.

VA770NY 3g

VA770NY 4 DEFINITIONS ACCUMULATION UNIT. A unit of measure used to calculate the value in an Investment Division prior to the Income Date. ANNUITANT. The natural person(s) on whose life annuity payments for this Contract are based. Any reference to Annuitant includes any Joint Annuitant. The Company reserves the right to limit the number of Joint Annuitants to two (2). ANNUITY UNIT. A unit of measure used to calculate the amount of a variable annuity payment. BASE INTEREST RATE. The rate of interest declared by the Company for a specified Fixed Account Option period. BENEFICIARY(IES). The natural person(s) or entity(ies) designated by the Owner to receive any death benefit payable under this Contract. BUSINESS DAY. Any day that the New York Stock Exchange (NYSE) is open for business. The Business Day ends when the NYSE closes, which is usually at 4 p.m. Eastern Time. CONTINGENT ANNUITANT. The natural person that is designated as a covered life for purposes of electing an optional endorsement on a Qualified Plan custodial account contract only. Any reference to the Annuitant does not include any Contingent Annuitant. CONTRACT. The Individual Deferred Variable and Fixed Annuity Contract described herein. CONTRACT ANNIVERSARY. Each one-year anniversary of the Issue Date. CONTRACT OPTION(S). The allocation options offered under this Contract. Each Contract Option is more fully explained in the Accumulation Provisions. CONTRACT QUARTERLY ANNIVERSARY. Each three-month anniversary of the Issue Date. CONTRACT VALUE. The Contract Value equals the sum of the Separate Account Contract Value and the Fixed Account Contract Value. CONTRACT YEAR. The twelve-month period beginning on the Issue Date or on any Contract Anniversary thereafter while the Contract remains in force. CURRENT INTEREST RATE. The Base Interest Rate plus any additional interest rate credited by the Company, less any charges due under any optional endorsements to the Contract. In no event will the Current Interest Rate be less than the Fixed Account Minimum Interest Rate.

VA770NY 5 DEFINITIONS (CONT'D) DESIGNATED OPTION(S). The Investment Division(s) and/or Fixed Account Option(s) made available by the Company and selected by the Owner to which amounts will be transferred from a Source Option pursuant to one of the Company's systematic investment programs. DUE PROOF. Evidence of death, including but not limited to a certified death certificate issued by the governmental authority where the death occurred, or other evidence satisfactory to the Company. FIXED ACCOUNT. Contract Values allocated to one or more of the Fixed Account Options. Allocations made to Fixed Account Options are part of the general account of the Company. The general account is made up of all general assets of the Company, other than those in the Separate Account and other segregated asset accounts. FIXED ACCOUNT CONTRACT VALUE. The sum of all amounts allocated or transferred to the Fixed Account Options under the Contract, reduced by any applicable taxes, plus all interest credited to the Fixed Account Options, adjusted for withdrawals (including any applicable charges and adjustments for such withdrawals), transfers and charges. FIXED ACCOUNT MINIMUM INTEREST RATE. The interest rate used to determine the Fixed Account Minimum Value. The Fixed Account Minimum Interest Rate may vary by Redetermination Period as described in the Accumulation Provisions. The Initial Fixed Account Minimum Interest Rate is shown on the Contract Data Page. FIXED ACCOUNT MINIMUM VALUE. Premiums, net of any applicable premium tax, and transfers allocated to the Fixed Account Option, less transfers, withdrawals, and charges from the Fixed Account Option, accumulated at the Fixed Account Minimum Interest Rate, less any Withdrawal Charge or tax due. FIXED ACCOUNT OPTION. A Contract Option within the Fixed Account for a specific period under which the Current Interest Rate will be credited. GOOD ORDER. The receipt by the Company of any and all information, documentation, instructions and/or Premium deemed necessary by the Company to issue the Contract or execute any transaction pursuant to the terms of the Contract. INCOME DATE. The date on which annuity payments are to begin as described in the Income Provisions. INTEREST RATE ADJUSTMENT. An adjustment applied, with certain exceptions, to amounts withdrawn or transferred from a Fixed Account Option prior to the end of the applicable Fixed Account Option period. INVESTMENT DIVISIONS. Separate and distinct divisions of the Separate Account to which specific Underlying Mutual Fund shares are allocated, and for which Accumulation Units and Annuity Units are separately maintained. The Contract Value in the Investment Divisions will go up or down depending on the performance of the Underlying Mutual Funds.

VA770NY 6 DEFINITIONS (CONT'D) ISSUE DATE. The date the Contract was issued by the Company. The Issue Date is shown on the Contract Data Page. JOINT OWNER. If there is more than one Owner, each Owner shall be a Joint Owner of the Contract. Joint Owners have equal ownership rights and must each authorize any exercise of those ownership rights under the Contract. The Company reserves the right to limit the number of Joint Owners to two (2). LATEST INCOME DATE. The Contract Anniversary on or next following the Owner's 95th birthday under a Non-Qualified Plan Contract, or such earlier date required by the applicable qualified plan, law or regulation. NON-QUALIFIED PLAN. A retirement plan which does not qualify for favorable tax treatment under Section 401, 403, 408, 408A or 457 of the Internal Revenue Code, as amended. OWNER ("YOU," "YOUR"). The natural person(s) or entity(ies) so designated on the Contract Data Page, or by subsequent designation, who is entitled to exercise all rights and privileges under this Contract. Usually, but not always, the Owner is also the Annuitant. If Joint Owners are designated, all references to Owner shall mean Joint Owners. PREMIUM(S). Considerations paid into this Contract by or on behalf of the Owner. QUALIFIED PLAN. A retirement plan which qualifies for favorable tax treatment under Section 401, 403, 408, 408A or 457 of the Internal Revenue Code, as amended. REDETERMINATION DATE. The date the Fixed Account Minimum Interest Rate is reset as described in the Fixed Account Minimum Interest Rate provision on page 16 of this Contract. It is the date each January that coincides with the Issue Date. For example, if Your Contract's Issue Date is May 23, the Redetermination Date will be January 23 each year following the Issued Date. REDETERMINATION PERIOD. The twelve-month period beginning on each Redetermination Date. REMAINING PREMIUM. The total Premium reduced by withdrawals that incur Withdrawal Charges and withdrawals of Premiums that are no longer subject to Withdrawal Charges. SEPARATE ACCOUNT. A segregated asset account established and maintained by the Company in accordance with applicable law in which a portion of the Company's assets have been allocated for this and certain other contracts. The name of the Separate Account is shown on the Contract Data Page. SEPARATE ACCOUNT CONTRACT VALUE. The current value of the amounts allocated to the Investment Divisions of this Contract. SERVICE CENTER. The Company's administrative address and telephone number as specified on the cover page of the Contract or as may be designated by the Company from time to time.

VA770NY 7 DEFINITIONS (CONT'D) SOURCE OPTION. The Investment Division or Fixed Account Option made available by the Company and selected by the Owner from which amounts will be transferred to a Designated Option(s) pursuant to one of the Company's systematic investment programs. UNDERLYING MUTUAL FUNDS. The registered management investment companies in which assets of the Investment Divisions of the Separate Account will be invested. WITHDRAWAL CHARGE. The charge assessed against certain withdrawals from the Contract. The Withdrawal Charge Schedule is shown on the Contract Data Page. WITHDRAWAL VALUE. The Contract Value, less any tax payable, applicable Withdrawal Charges, Annual Contract Maintenance Charges, and charges due under any optional endorsement to the Contract, adjusted for any applicable Interest Rate Adjustment.

VA770NY 8 GENERAL PROVISIONS ANNUITANT. The Owner may change the Annuitant at any time prior to the Income Date, unless the Owner is not a natural person. If the Owner is not a natural person, the age of the Annuitant (or oldest Joint Annuitant) will be used in lieu of the Owner's age for all purposes under this Contract, unless otherwise specified in the Contract. The Waiver of Withdrawal Charge for Extended Care benefit will apply to the Annuitant when the Owner is not a natural person. ASSIGNMENT. The Owner may assign this Contract before the Income Date. Unless You inform us otherwise, an assignment will take effect on the date the request is signed by the Owner, subject to action taken by the Company prior to the receipt in writing at the Company's Service Center in Good Order. The Owner may exercise these rights subject to the interest of any assignee or irrevocable Beneficiary. The Company assumes no responsibility for the validity or tax consequences of any assignment. If You make an assignment, You may have to pay income tax. You are encouraged to seek legal and/or tax advice. BENEFICIARY. The original primary Beneficiary(ies) will be shown on the Contract Data Page. The Owner may change the Beneficiary(ies) by submitting a written, signed and dated request to the Company's Service Center. However, if an irrevocable Beneficiary designation was previously filed with the Company, the irrevocable Beneficiary must consent in writing to any change. Unless You specify otherwise, a change in Beneficiary will take effect on the date the request is signed by the Owner, subject to payments made or action taken by the Company prior to receipt in writing at the Company's Service Center in Good Order. CHARGES AND FEES. The Company may assess charges or fees under the Contract. Please see the Contract Data Page for more information as to charges or fees. The Annual Contract Maintenance Charge specified on the Contract Data Page will be deducted on each Contract Anniversary that occurs on or prior to the Income Date. It will also be deducted when the Contract Value is withdrawn in total if it does not occur on a Contract Anniversary. CONFORMITY WITH LAWS. This Contract will be interpreted under the law of the state of New York in which it is issued and any applicable federal laws. Any provision which, on the Issue Date, is in conflict with New York law or any federal law is amended to conform to the minimum requirements of such law. Non-conforming provisions may be enforced against the Company to the extent provided by applicable New York or federal law. DEFERMENT OF PAYMENTS. The Company may defer payment of a partial and/or total withdrawal from a Fixed Account Option for a period not exceeding six (6) months after written request for a withdrawal is received by the Service Center. If required, deferral for the six (6) month period will be made after the Company requests and receives written approval from the state regulatory official of the state of New York. The deferred amount will be credited any interest pursuant to New York law. The Company will not defer death benefit payments, annuity payments, previously scheduled guaranteed living benefit payments or payments made to comply with the required minimum distribution requirements of the Internal Revenue Code, as applicable.

VA770NY 9 GENERAL PROVISIONS (CONT'D) ENTIRE CONTRACT. The Contract, application, and any attached endorsements, riders and amendments together make up the entire Contract between the Company and the Owner. All statements made by the applicant for issuance of the Contract shall be deemed representations and not warranties. INCONTESTABILITY. The Company will not contest this Contract from its Issue Date, as shown on the Contract Data Page. MINIMUM BENEFITS. For any paid up annuity option, cash value or death benefit, the amount available under this Contract will not be less than the minimum requirements of the state of New York. MISSTATEMENT OF AGE AND/OR GENDER. If there is a misstatement of the Owner's or Annuitant's age and/or gender, the payments will be those that the Premiums paid would have purchased at the correct age and/or gender as appropriate. Any underpayments or overpayments will be adjusted immediately by the Company using an interest rate of 1% either as a credit to or charge against the succeeding payments by the Company. MODIFICATION OF CONTRACT. Any change or waiver of the provisions of this Contract must be in writing and signed by the President, a Vice President, the Secretary or Assistant Secretary of the Company and filed with the New York Department of Financial Services prior to use. Written consent of the Owner will be obtained prior to changing any terms and conditions of the Contract in a manner that diminishes the Owner's rights and/or benefits under the Contract. No financial representative or producer has authority to change or waive any provision of this Contract. NONPARTICIPATING. This Contract does not share in the Company's surplus or earnings. PROOF OF AGE, GENDER AND/OR SURVIVAL. The Company may require satisfactory proof of correct age and/or gender at any time. If any payment under this Contract depends on the Annuitant, Owner or Beneficiary being alive, the Company may require satisfactory proof of survival. PROTECTION OF PROCEEDS. Proceeds under this Contract are not assignable by any Beneficiary prior to the time they become payable to the Beneficiary. To the extent permitted by New York law, proceeds are not subject to the claims of creditors or to legal process. REPORTS. The Company will send You a report at least once a year. The Company will also send You reports as required by law. They shall be addressed to the last address of the Owner known by the Company.

VA770NY 10 GENERAL PROVISIONS (CONT'D) SUBSTITUTION OF INVESTMENT DIVISION(S). The Company may substitute any Underlying Mutual Fund(s) with another Underlying Mutual Fund without Your consent. Substitution would occur if the Company determines that the use of certain Underlying Mutual Fund(s) is no longer possible or if the Company determines it is no longer appropriate for the purposes of the Contract. No substitution will be made without notice to You and without prior approval of the New York Department of Financial Services. Changes of Underlying Mutual Fund(s) are subject to the federal securities laws and the laws of the state of New York. Should a substitution, addition, or deletion occur, You will be allowed to select from the then current Investment Divisions and substitution may be made with respect to both existing Contract Value in that Investment Division(s) and the allocation of future Premiums. SUSPENSION OF PAYMENTS. The Company may suspend or delay withdrawals of the Separate Account Contract Value or transfers to or from an Investment Division for any period when: 1. the NYSE is closed (other than customary weekend and holiday closings); 2. trading on the NYSE is restricted; 3. an emergency exists such that it is not reasonably practical to dispose of securities in the Investment Division or to determine the value of its assets; or 4. the Securities and Exchange Commission, by order, so permits for the protection of Contract Owners, provided that applicable rules and regulations of the Securities and Exchange Commission will govern whether conditions described in (2) and (3) exist. The Company will not suspend death benefit payments, annuity payments, previously scheduled guaranteed living benefit payments or payments made to comply with required minimum distribution requirements of the Internal Revenue Code, as applicable. TAXES. The Company may deduct from the Contract Value any premium taxes or other taxes arising from the Contract and payable to the state of New York or other government entity, if applicable. Should the Company advance any amount so due, the Company does not waive any right to collect such amounts at a later date. The Company will deduct any withholding taxes required by applicable law as a result of any withdrawals or amounts payable from this Contract. TRANSFER. The conditions for transfer between Contract Options are explained on the Contract Data Page. The Company reserves the right to restrict the number, means and frequency of transfers per year that may be requested by the Owner. Your ability to make transfers also is subject to modification if the Company determines, at the Company's discretion, that the exercise by one or more owners is, or would be, to the disadvantage of other owners. Restrictions may be applied in any manner reasonably designed to prevent any use of the transfer provision which is considered by the Company to be to the disadvantage of other owners. A modification regarding Your ability to make transfers to or from one or more of the Contract Options could include, but not be limited to: 1. The requirement of a minimum time period between each transfer; 2. Limiting transfer requests of an agent acting on behalf of one or more owners or under a power of attorney on behalf of one or more owners; 3. Limiting the dollar amount that may be transferred at any one time.

VA770NY 11 GENERAL PROVISIONS (CONT'D) The Company may impose restrictions on Your ability to make transfers to or from the 1-Year Fixed Account Option. These restrictions include: 1. A restriction that transfers from the 1-Year Fixed Account Option in any Contract Year may not exceed the maximum amount, which is equal to: a. 1/3 of the Contract Value in the 1-Year Fixed Account Option as of the most recent Contract Anniversary, in the first Contract Year that this restriction is in effect or if in the prior Contract Year this restriction was in effect and the maximum amount was not transferred from the 1-Year Fixed Account Option; b. 1/2 of the Contract Value in the 1-Year Fixed Account Option as of the most recent Contract Anniversary, if in the prior Contract Year this restriction was in effect and the maximum amount was transferred from the 1-Year Fixed Account Option but in the second prior Contract Year either the restriction was not in effect or the maximum amount was not transferred; c. the remaining Contract Value in the 1-Year Fixed Account Option, if in both of the two prior Contract Years this restriction was in effect and the maximum amount was transferred from the 1-Year Fixed Account Option. If this restriction is imposed, the Company may: a. limit Your ability to transfer into or allocate new Premium to the 1-Year Fixed Account Option in any Contract Year You make a transfer from the 1-Year Fixed Account Option. b. limit Your ability to transfer from the 1-Year Fixed Account Option in any Contract Year You make a transfer into or allocate new Premium to the 1-Year Fixed Account Option. c. require any transfers from the 1-Year Fixed Account Option to occur at least twelve (12) months after the last transfer from the 1-Year Fixed Account Option in the previous Contract Year. If this restriction is imposed, systematic investment programs may be excluded; transfers under such programs do not count against the maximum amount, and the Contract Value under such programs is excluded from the determination of the maximum amount. 2. A systematic transfer program in the event that a restriction on transfers from the Fixed Account Option(s) is imposed. The Company may from time to time offer optional systematic investment programs that allow You to transfer funds among the Investment Divisions and the Fixed Account Options. These programs may include, but are not limited to, dollar cost averaging, portfolio rebalancing, and the automatic monthly transfer of earnings from the 1-Year Fixed Account Option and/or money market Investment Division to other Investment Divisions or Fixed Account Options. After issue of Your Contract, You may elect one of these programs by contacting the Company's Service Center, and the Company will furnish all necessary forms to request these programs. The Company makes no guarantee that these programs will result in a profit or protect against loss in a declining market. For the optional dollar cost averaging program, You may authorize the automatic transfer of a fixed dollar amount or selected percentage of the value of a Source Option, periodically to one or more Designated Option(s). The intervals between transfers may be monthly, quarterly, semi- annually, or annually.

VA770NY 12 GENERAL PROVISIONS (CONT'D) The Company may also offer a Special Dollar Cost Averaging program which provides a special interest rate(s) on new Premium allocated to the 1-Year Fixed Account Option (Source Option) provided all amounts in the Source Option are transferred to the Designated Option(s) at a monthly frequency within a 6-month or 12-month duration. The Company may elect not to offer one or both durations at any time. When offered, You may elect this program on a form provided by the Company, which discloses the program details and how the special interest rate is credited, the available Designated Option(s) and the duration(s) available. If You elected the Special Dollar Cost Averaging program when this Contract was issued, the duration and interest rate will be specified on the Contract Data Page. If You elect this program after issue of Your Contract, a confirmation showing the duration and interest rate applicable will be sent to You. The predetermined level monthly transfer amount is calculated such that the entire balance of the Source Option will be completely transferred by the end of the specified duration. In order to participate in the Special Dollar Cost Averaging program, the Separate Account Contract Value plus the Fixed Account Contract Value must be at least the minimum amount as specified on the Contract Data Page. Upon the Owner's cancellation of this program, the Company will transfer the Source Option balance, including any interest, into the Designated Option(s) selected by the Owner. WRITTEN NOTICE. Written information or instructions given to the Company by You must be in Good Order. Any written request or notice You make to the Company must be sent to the Service Center, unless the Company advises You otherwise. A notice relating to Owner, Beneficiary designation or assignment changes shall take effect on the date signed by the Owner, subject to action taken by the Company prior to receipt in writing at the Company's Service Center. Otherwise, any other Written Notice takes effect on the date it was received at the Service Center. Any notice the Company sends to the Owner will be sent to the Owner's last known address unless the Owner requests otherwise in writing. It is Your responsibility to promptly provide the Company notice of Your address change or any error in a Company notice sent to You.

VA770NY 13 ACCUMULATION PROVISIONS An Owner may not allocate Contract Values to more than the maximum number of Contract Options, specified on the Contract Data Page at any one time. SEPARATE ACCOUNT. The Separate Account consists of assets the Company has set aside and has kept separate from the Company's general account assets and other segregated asset accounts. The Separate Account assets will not be charged with liabilities arising out of any other business the Company may conduct. All the income, gains, and losses resulting from these assets are credited to or charged against the contracts supported by the Separate Account, and not against any other contracts the Company may issue. The assets of the Separate Account will be available to cover the liabilities of the Company's general account only to the extent that the assets of the Separate Account exceed the liabilities of the Separate Account arising under the Contracts supported by the Separate Account. The Separate Account consists of several Investment Divisions. The assets of the Separate Account shall be valued at least as often as any benefits of this Contract, but in no event will such valuation be less frequently than monthly. Accumulation Units. The Separate Account Contract Value may increase or decrease depending on the performance of the Investment Divisions. In order to monitor the Separate Account Contract Value during the accumulation phase, the Company uses a unit of measure called an Accumulation Unit. The value of an Accumulation Unit may increase or decrease from Business Day to Business Day. Adjustments to the Contract Value, such as withdrawals, transfers, and charges, result in the redemption of Accumulation Units. However, these adjustments do not affect the value of the Accumulation Units. When You make an allocation to the Investment Divisions, the Company credits Your Contract with Accumulation Units. The number of Accumulation Units credited is determined by dividing the amount allocated to any Investment Division by the Accumulation Unit Value for that Investment Division at the close of the Business Day when the allocation is made. Accumulation Unit Value. The Company determines the value of an Accumulation Unit for each of the Investment Divisions by: 1. determining the total amount of money invested in the particular Investment Division; 2. subtracting from that amount any Mortality and Expense Charge, Administration Charge, and any other asset based charge for optional benefits and taxes; 3. dividing the remainder by the number of outstanding Accumulation Units. FIXED ACCOUNT. For any amounts allocated to the Fixed Account, the Owner will select the duration of the Fixed Account Option from those made available by the Company. Such amounts will earn interest at the Current Interest Rate for the chosen duration, compounded annually during the entire Fixed Account Option period. Subsequent Base Interest Rates may be higher or lower than the Base Interest Rates previously declared by the Company.

VA770NY 14 ACCUMULATION PROVISIONS (CONT'D) You may allocate Premiums, or make transfers from the Investment Divisions, to the Fixed Account Options at any time prior to the Income Date, subject to the provisions of this Contract. However, no Fixed Account Option period other than the 1-Year Fixed Account Option may be chosen which extends beyond the Income Date. Withdrawals from a Fixed Account Option may take place thirty (30) days following the end of the corresponding Fixed Account Option period without being subject to an Interest Rate Adjustment. Within at least fifteen (15) days, but not more than forty-five (45) days, prior to the end of any Fixed Account Option period, We will notify You of Your ability to: a) withdraw amounts allocated to the Fixed Account Option within thirty (30) days following the end of such Fixed Account Option without an Interest Rate Adjustment; b) elect any available Fixed Account Option of a different duration within thirty (30) days following the end of such Fixed Account Option; c) elect a transfer to Investment Division(s) within thirty (30) days following the end of such Fixed Account Option; or d) elect a Fixed Account Option with the same duration, if available, within thirty (30) days following the end of such Fixed Account Option. If the Owner does not specify a Fixed Account Option at the time of renewal, the Company will select the same Fixed Account Option period as has just expired, provided the Fixed Account Option period is available and does not extend beyond the Income Date. If such Fixed Account Option period does extend beyond the Income Date, the Company will choose the longest Fixed Account Option period that will not extend beyond such date. If a renewal occurs within one year of the Income Date, the Company will credit interest up to the Income Date at the then Current Interest Rate for the 1-Year Fixed Account Option. If the same Fixed Account Option period as had just expired is not available and such Fixed Account Option period does not extend beyond the Income Date, the Company will choose the next shortest Fixed Account Option period available. If there are no Fixed Account Option periods available at the end of the Fixed Account Option period the Company will default to a money market Investment Division, unless You specify otherwise. The Company may restrict or refuse future Premium payments, Premium allocation and transfers to the Fixed Account Option(s) at any time, on a nondiscriminatory basis, if the yield on investment would not support the minimum interest rate guaranteed under the Fixed Account(s). Should the Company impose such restrictions, we will give at least thirty (30) days advance notice to the Owner. We will also provide Written Notice when such restrictions no longer exist. Fixed Account Contract Value. The Fixed Account Contract Value under the Contract shall be the sum of all amounts allocated or transferred to the Fixed Account Options, reduced by any applicable taxes, plus all interest credited to the Fixed Account Options, adjusted for withdrawals (including any applicable charges and adjustments for such withdrawals), transfers and charges.

VA770NY 15 ACCUMULATION PROVISIONS (CONT'D) Interest Rate Adjustment. Except in the thirty-day period following the end of a Fixed Account Option, any amount withdrawn or transferred from a Fixed Account Option will be subject to an Interest Rate Adjustment. The Interest Rate Adjustment will be calculated by multiplying the amount withdrawn or transferred by the formula described below: where: I = The Base Interest Rate credited to the current Fixed Account Option period. J = The Base Interest Rate that would be credited, at the time of withdrawal or transfer to a new Fixed Account Option with a duration equal to the numbers of years remaining in the current Fixed Account Option, increased by 0.25%. When no Fixed Account Option period of the same duration is available, the rate will be established by linear interpolation. m = Number of complete months remaining to the end of current Fixed Account Option. There will be no Interest Rate Adjustment when J is greater than I by less than 0.25%. In addition, the Interest Rate Adjustment will not be applied to: 1. the payment of death benefit proceeds; 2. amounts annuitized; 3. amounts withdrawn for Contract fees or charges; 4. amounts transferred or withdrawn from the 1-Year Fixed Account Option; 5. amounts required to satisfy required minimum distributions; 6. amounts withdrawn under the Additional Free Withdrawal provision; or 7. amounts withdrawn from a Fixed Account Option in the thirty-day period following the end of a Fixed Account Option. In no event will a total withdrawal from a Fixed Account Option be less than the Fixed Account Minimum Value. If the Company no longer issues guaranteed rate contracts, then items I and J of the Interest Rate Adjustment will be determined by using the asked yield to maturity of the U.S. Treasury Notes with the same remaining term, interpolating where necessary, as published in The Wall Street Journal on the next succeeding Business Day following the effective date of the Interest Rate Adjustment. -1[1+ I ] (m/12) [1+ J ] (m/12)

VA770NY 16 ACCUMULATION PROVISIONS (CONT'D) Fixed Account Minimum Interest Rate. On the Issue Date, the Initial Fixed Account Minimum Interest Rate is shown on the Contract Data Page. On each subsequent Redetermination Date, the Fixed Account Minimum Interest Rate will be redetermined. The redetermined rate will apply for that Redetermination Period. The Fixed Account Minimum Interest Rate will be equal to: 1. the average of all of the daily reported five-year Constant Maturity Treasury Rates during October of the previous year, rounded to the nearest 1/20th of a percent; less, 2. 1.25%. The Fixed Account Minimum Interest Rate determined by this calculation may not be less than 1% nor greater than 3%. The Company will send You an annual notice of the redetermined Fixed Account Minimum Interest Rate.

VA770NY 17 WITHDRAWAL PROVISIONS At or before the Income Date, and while the Owner is living, the Owner may request a total or partial withdrawal of the Contract Value by submitting a request to the Service Center on a withdrawal form available from the Company. For a total withdrawal, this Contract must be returned to the Company's Service Center. Amounts withdrawn from the Contract Value may be subject to a Withdrawal Charge. In addition to a Withdrawal Charge, a withdrawal from a Fixed Account Option may also incur an Interest Rate Adjustment. Upon a total withdrawal, the Owner will receive the Withdrawal Value. The Withdrawal Value will be based on values at the end of the Business Day on which the request for withdrawal is received at the Company's Service Center in Good Order. In no event shall the amount withdrawn, whether a total withdrawal or partial withdrawal, exceed the Withdrawal Value. Each partial withdrawal must be for an amount which is not less than the minimum partial withdrawal amount specified on the Contract Data Page or, if less, the Owner's entire interest in the Investment Division or Fixed Account Option. If the Contract Value is less than the minimum partial withdrawal amount specified on the Contract Data Page, any withdrawal will be treated as a total withdrawal and the Withdrawal Value will be paid. The minimum withdrawal amount may vary in connection with an automatic withdrawal program. The Owner's interest in each Investment Division or Fixed Account Option from which the withdrawal is requested must be at least equal to the minimum Contract Value specified on the Contract Data Page after the withdrawal is completed or the Owner's entire interest in that Investment Division or Fixed Account Option will be withdrawn. The withdrawal will be made from each Investment Division and each Fixed Account Option in proportion to their current value, unless otherwise specified. Withdrawals will be based on values at the end of the Business Day on which the request for withdrawal is received in Good Order at the Service Center. The Company will waive the Withdrawal Charge and Interest Rate Adjustment on any withdrawal necessary to satisfy the minimum distribution requirements of the Internal Revenue Code. Any withdrawal in excess of the required minimum distribution will cause the entire amount to be subject to any applicable Withdrawal Charge and/or Interest Rate Adjustment. You may elect to take a systematic withdrawal by surrendering a specific sum or a certain percentage on a monthly, quarterly, semiannual or annual basis, subject to the minimum partial withdrawal amount made in connection with a systematic withdrawal program specified on the Contract Data Page. Such withdrawals will be counted in determining the portion of the Contract Value taken as an Additional Free Withdrawal. Systematic withdrawals in excess of the Additional Free Withdrawal amount may be subject to a Withdrawal Charge and/or an Interest Rate Adjustment.

VA770NY 18 WITHDRAWAL PROVISIONS (CONT'D) WITHDRAWAL CHARGE. A Withdrawal Charge may be imposed upon certain withdrawals. Withdrawal Charges will be calculated in accordance with the Withdrawal Charge Schedule shown on the Contract Data Page. The Withdrawal Charge is equal to the Withdrawal Charge percentage applied to the portion of Remaining Premium withdrawn. The Withdrawal Charge will be taken from the Investment Divisions and the Fixed Account Options in the same proportion as the requested withdrawal. The Withdrawal Charge will be deducted from the remaining Contract Value such that the actual reduction in the Contract Value as a result of the withdrawal will be greater than the withdrawal amount requested and paid. For purposes of determining the Withdrawal Charge, earnings are defined as the excess of the Contract Value over the sum of Remaining Premiums. Withdrawals will be allocated first to earnings, if any (which may be withdrawn free of any Withdrawal Charge), and second to Remaining Premium on a first-in, first-out basis so that all withdrawals will be allocated to Remaining Premium to which the lowest (if any) Withdrawal Charges apply. ADDITIONAL FREE WITHDRAWAL. During a Contract Year, You may make partial withdrawals from the Contract without the Withdrawal Charge and Interest Rate Adjustment being applied. This Additional Free Withdrawal is equal to: 1. the Additional Free Withdrawal Percentage, as specified on the Contract Data Page, of Premium that remains subject to Withdrawal Charges and that has not been previously withdrawn (this can be utilized once or in segments throughout the Contract Year); less, 2. earnings, as defined in the Withdrawal Charge provision. Any amount to satisfy the required minimum distribution would reduce the amount available under Your Additional Free Withdrawal. In no event shall the Additional Free Withdrawal exceed the Withdrawal Value. Withdrawal Charges and Interest Rate Adjustments are waived on amounts withdrawn that are less than or equal to the Additional Free Withdrawal. Although Additional Free Withdrawals reduce Contract Value in either the Investment Division and/or the Fixed Account Option, they do not reduce Remaining Premium. You will not receive the benefit of an Additional Free Withdrawal if You take a total withdrawal. Withdrawals during the Contract Year in excess of the Additional Free Withdrawal may be subject to a Withdrawal Charge and any applicable Interest Rate Adjustment. This Additional Free Withdrawal is non-cumulative; that is, Additional Free Withdrawals not taken during any given Contract Year cannot be taken as Additional Free Withdrawals in a subsequent Contract Year.

VA770NY 19 WITHDRAWAL PROVISIONS (CONT'D) WAIVER OF WITHDRAWAL CHARGE FOR EXTENDED CARE. If the Owner is confined as an inpatient to a Nursing Home or Hospital for ninety (90) consecutive days, a period during which the Withdrawal Charge otherwise would normally apply, the Company will waive the Withdrawal Charge on any amounts You request withdrawn from the Contract under this provision. The amount(s) You request withdrawn from the Contract under this provision will not reduce Remaining Premium. Withdrawals made pursuant to this provision shall not exceed $250,000. If Your Contract Value is less than $250,000, You may withdraw 100% of the Contract Value. Withdrawals will be taken from the Separate Account Contract Value and the Fixed Account Contract Value as stated in the Withdrawal Provisions of this Contract. A withdrawal from the Fixed Account Option(s) may be subject to an Interest Rate Adjustment. This may mean an increase or decrease in the amount of Your benefit. You can utilize a claim under this benefit only once, regardless of the subsequent confinement for the same condition or the occurrence of a different condition. For the purpose of this benefit, the following definitions apply:  Hospital. A facility that: 1. is located within the United States or its territories; 2. which is operated pursuant to the law; 3. operates primarily for the care and treatment of sick and injured persons as inpatients; 4. provides continuous twenty-four (24) hour a day nursing service by or under the supervision of a registered nurse (R.N.); 5. is supervised by a staff of licensed physicians; and 6. has medical and diagnostic facilities or has access to such facilities on a prearranged basis.  Immediate Family - means the individual's spouse/domestic partner, child, brother, sister, parent or grandparent.  Nursing Home. A facility that: 1. is licensed by the appropriate governmental licensing agency as a Nursing Home in the state in which it operates such facilities; 2. is operated pursuant to the law; 3. charges patients for the care provided; 4. is primarily engaged in providing, in addition to room and board accommodations, nursing care (skilled, intermediate or custodial) by or under the supervision of a licensed Physician; 5. provides continuous twenty-four (24) hour a day nursing services by or under the supervision of a registered nurse (R.N.); 6. has a licensed Physician available to furnish emergency medical care; 7. maintains a daily medical record of each patient; and 8. maintains control and records of dispensed medications.

VA770NY 20 WITHDRAWAL PROVISIONS (CONT'D)  Physician - means an individual who is licensed to practice medicine and treat illness or injury in the state where treatment is received and who is acting within the scope of his or her license. The term Physician only refers to a Physician licensed and currently practicing in the United States or its territories. Physician does not include: 1. an Annuitant or Joint Annuitant; 2. an Owner or Joint Owner; 3. Beneficiary(ies); 4. a person who is part of the Annuitant's or Joint Annuitant's, Owner's or Joint Owner's Immediate Family.  Physician's Statement - means a written statement, acceptable to the Company, signed by a Physician which gives the Physician's diagnosis of the Owner's medical condition. Once Your eligibility has been established, You may request one withdrawal or multiple withdrawals during Your confinement subject to the maximum allowed. You are not eligible for this waiver if: 1. You are confined to a Nursing Home or Hospital during the thirty-day period following the Issue Date, unless such confinement is not related to a subsequent confinement for which You request the waiver; or, 2. You are no longer confined to a Nursing Home or Hospital. Confinement to the Nursing Home or Hospital must be prescribed by a Physician and be medically necessary, meaning the confinement is appropriate and consistent with the diagnosis in accordance with accepted standards of practice, and which could not have been omitted without adversely affecting the confined Owner's condition. Claim Requirements. Written Notice and proof of claim of the Owner's confinement must be submitted to the Company at its Service Center ninety (90) days after the date the Owner becomes confined to a Nursing Home or Hospital before a waiver will be considered pursuant to this provision. Written proof includes: (1) a properly completed Company claim form, (2) Your signed medical records release; and (3) a Physician's statement of condition satisfactory to the Company. The Company reserves the right to request additional medical information from any Physician, Hospital or Nursing Home. The Company may require, at its expense, an additional examination by a Physician of its choice. If there is a discrepancy between medical opinions, the opinion of the Company's Physician will govern. A PAYMENT UNDER THIS PROVISION MAY BE TAXABLE. AS WITH ALL TAX MATTERS, YOU ARE ENCOURAGED TO SEEK LEGAL AND/OR TAX ADVICE.

VA770NY 21 DEATH BENEFIT PROVISIONS DEATH BENEFIT PROCEEDS. The settlement of the death proceeds will be made upon receipt of proof of death in Good Order and will include any required interest from the date of death to the date of settlement. Interest paid will be at the same rate as paid on death proceeds left with the Company. DEATH OF OWNER BEFORE THE INCOME DATE. Upon the death of the Owner, or any Joint Owner, before the Income Date, the death benefit will be paid to the Beneficiary(ies) designated by the Owner. If the Owner is not a natural person, the death of any Annuitant will be treated as the death of the Owner and a new Annuitant may not be designated. In the event of the death of a Joint Owner, the surviving Joint Owner, if any, will be the primary Beneficiary. Any other beneficiary designation on record at the Service Center at the time of death will be treated as a contingent Beneficiary. DEATH BENEFIT AMOUNT BEFORE THE INCOME DATE. The death benefit is equal to the greater of: 1. the current Contract Value; or 2. all Premiums (net of any applicable premium tax) paid into the Contract, less any withdrawals and any applicable Contract charges assessed and adjustments to such withdrawals incurred since the issuance of the Contract. All adjustments will occur at the time of the withdrawal or Premium payment. All adjustments for amounts withdrawn will reduce the death benefit in the same proportion that the Contract Value was reduced on the date of such withdrawal. The death benefit amount will be determined as of the end of the Business Day when Due Proof of the Owner's death satisfactory to the Company and an election as to the type of death benefit option is received by the Company at its Service Center in Good Order. From the time of death of the Owner until the death benefit amount is determined, any amount allocated to an Investment Division will be subject to investment risk. This investment risk is borne by the Beneficiary(ies). DEATH BENEFIT OPTIONS BEFORE INCOME DATE. In the event of the death of the Owner or any Joint Owner before the Income Date, a Beneficiary must request that the death benefit be paid under one of the death benefit options set out below unless the Owner did so previously. The following are the available death benefit options: Option 1 - single lump-sum payment of the death benefit; or Option 2 - payment of the entire death benefit within five (5) years of the date of the death of the Owner or any Joint Owner; or Option 3 - payment of the death benefit under an income option over the lifetime of the Beneficiary or over a period not extending beyond the life expectancy of the Beneficiary, with distribution beginning within one (1) year of the date of the death of the Owner or Joint Owner.

VA770NY 22 DEATH BENEFIT PROVISIONS (CONT'D) Any portion of the death benefit not applied under Option 3 within one (1) year of the date of the Owner's death must be distributed within five (5) years of the date of the Owner's death. If a single lump-sum payment is requested, the amount will be paid within seven (7) calendar days of receipt of proof of death and the election in Good Order at the Company's Service Center. Payment to the Beneficiary, other than in a single lump-sum, may only be elected during the sixty- day period beginning with the date of receipt of Due Proof of death by the Service Center. Spousal Continuation Option. If the Joint Owner, if any, or the Beneficiary is the spouse of the deceased Owner, he or she may elect to continue the Contract in his or her own name, at the current Contract Value, and exercise all the Owner's rights under the Contract in lieu of taking the death benefit as a lump-sum payment. Optional guaranteed minimum death benefits will be terminated upon utilization of the Spousal Continuation Option. Special Spousal Continuation Option. In lieu of taking the death benefit as a lump-sum payment or continuing the Contract at the then current Contract Value, if the Beneficiary is the spouse of the Contract Owner, he or she may elect to continue the Contract at an adjusted Contract Value as described below. The spouse will then exercise all the Contract Owner's rights under the Contract. The date that the Company receives the spouse's written request to continue the Contract, under this Special Spousal Continuation Option, and proof of the death of the Contract Owner in Good Order will be referred to as the Continuation Date. The Contract Value for the continuing Contract will be adjusted so that it will equal the amount of the death benefit that would have been payable as a lump-sum payment at Your death. If the Contract Value on the Continuation Date is less than the death benefit, an amount will be added to the Contract Value to make up the difference. This amount is referred to as the Continuation Adjustment. The Continuation Adjustment will be allocated among the Contract Options in accordance with the current instructions for the Contract, subject to any minimum allocation restrictions unless the Company receives other allocation instructions with the Special Spousal Continuation Option election. Withdrawal Charges will continue with the same schedule as prior to the initial Owner's death. However, no Withdrawal Charge schedule will apply to the Continuation Adjustment. For purposes of determining future death benefits under the continuing Contract, the Contract Value following the application of any Continuation Adjustment will be considered as the initial Premium of the continuing Contract. Any future death benefit will be determined on that basis and will use the age of the surviving spouse on the Continuation Date. This Special Spousal Continuation Option can only be exercised one time under this Contract, but may not be available if the Owner elected to pre-select the death benefit option. Any benefit available under this Special Spousal Continuation Option will end upon the change of ownership or assignment of the Contract. Optional guaranteed minimum death benefits will be terminated upon utilization of the Special Spousal Continuation Option.

VA770NY 23 DEATH BENEFIT PROVISIONS (CONT'D) Pre-selected Death Benefit Option Election. Prior to the Income Date, as applicable, the Owner may designate the death benefit option under which the death benefit will be paid under this Contract. This designation of the death benefit option must be given in a form acceptable to the Company, and will take effect only after being recorded by the Company. The Owner may elect any death benefit option described in this Contract, or other death benefit option, as agreed upon by the Company at the time of election. Once elected, the designation can only be revoked or changed by the Owner in a form acceptable to the Company. Upon the death of the Owner, the Beneficiary may not revoke or modify the death benefit option elected, subject to the requirements of the Internal Revenue Code. However, at the time of the Owner's death, the Company reserves the right to change or modify the death benefit option if the death benefit option previously elected exceeds the life expectancy of the Beneficiary. If a Pre-selected Death Benefit Option Election is not made by the Owner prior to the Owner's death, the Beneficiary may request that the death benefit be paid under any of the death benefit options described in this Contract, or other death benefit option, as agreed upon by the Company at the time of request. If a Pre-selected Death Benefit Option Election is in force at the time of the Owner's death, the payment of the death benefit may not be postponed, nor can the Contract be continued under any provisions of this Contract. These restrictions apply even if the Beneficiary is the spouse of the Owner, unless such restriction is prohibited under Section 72(s) of the Internal Revenue Code. DEATH OF OWNER AFTER THE INCOME DATE. If the Owner or any Joint Owner, who is not the Annuitant, dies after the Income Date, any remaining payments under the income option elected will continue at least as rapidly as under the method of distribution in effect at the Owner's death. Upon the Owner's death after the Income Date, the Beneficiary becomes the Owner. DEATH OF ANNUITANT BEFORE INCOME DATE. Upon the death of an Annuitant who is not an Owner before the Income Date, the Contract remains in force and the Owner will become the Annuitant. The Owner may designate a new Annuitant. However, if the Owner is not a natural person, the death of the primary Annuitant will be treated as the death of the Owner and a new Annuitant may not be designated. DEATH OF ANNUITANT AFTER INCOME DATE. Upon the death of the Annuitant after the Income Date, the death benefit, if any, will be as specified in the income option elected. Death benefits will be paid at least as rapidly as under the method of distribution in effect at the Annuitant's death.

VA770NY 24 DEATH BENEFIT PROVISIONS (CONT'D) DEATH OF BENEFICIARY BEFORE THE INCOME DATE. The interest of any Beneficiary who dies before the Owner will end at the death of the Beneficiary. The interest of any Beneficiary who dies at the time of or within ten (10) days after the death of the Owner will also end if no death benefit has been paid to the Beneficiary. The death benefit will be paid in equal shares to the living primary Beneficiary(ies), unless otherwise stated. If no primary Beneficiary(ies) survives the Owner, death benefits will be paid to any surviving contingent Beneficiary(ies), if named, in equal shares, unless otherwise stated. If there are no surviving Beneficiaries at the death of the Owner, the death benefit will be paid to the Owner's estate. If the Owner is not a natural person, the death of any Annuitant will be treated as the death of the Owner. DEATH OF BENEFICIARY AFTER THE INCOME DATE. The interest of any Beneficiary who dies before the Annuitant (death of the second Joint Annuitant, if Joint Annuitants) will end at the death of the Beneficiary. The interest of any Beneficiary who dies at the time of or within ten (10) days after the death of the Annuitant will also end if no death benefit has been paid to the Beneficiary. The death benefit will be paid in equal shares to the living primary Beneficiary(ies), unless otherwise stated. If no primary Beneficiary(ies) survives the Annuitant, death benefits will be paid to any surviving contingent Beneficiary(ies), if named, in equal shares, unless otherwise stated. If there are no surviving Beneficiaries at the death of the Annuitant, the death benefit will be paid to the living Owner. If the Owner does not survive the Annuitant, the death benefit will be paid to the Annuitant's estate.

VA770NY 25 INCOME PROVISIONS INCOME DATE. The date on which annuity payments are to begin. The Income Date may not be sooner than thirteen (13) months from the Issue Date of the Contract. If no Income Date is selected, the Income Date will be the Latest Income Date. At any time at least seven (7) days prior to the Income Date then indicated on the Company's records, the Owner may change the Income Date by Written Notice to the Company's Service Center, subject to the Latest Income Date. INCOME OPTIONS. The Owner, or any Beneficiary who is so entitled, may elect to receive a single lump-sum distribution. However, a single lump-sum distribution will be deemed to be a total withdrawal and will terminate the Contract. Alternatively, an income option may be elected. The Owner may, upon prior Written Notice to the Company at its Service Center, elect an income option at any time prior to the Income Date or change an income option up to seven (7) days before the Income Date. Unless otherwise designated, the Owner will be the payee. If no other income option is elected, monthly annuity payments will be made in accordance with Option 3 below, a life annuity with 120-month period certain. Payments will be made in monthly, quarterly, semiannual or annual installments as selected by the Owner. However, if the amount available to apply under an income option is less than $2,000, and New York law permits, the Company has the right to make payments in one single lump-sum. The single lump-sum payment will not be less than would have been applied under an income option. In addition, if the first payment provided would be less than $20, and New York law permits, the Company may require payments to be made at quarterly, semiannual or annual intervals so as to result in an initial payment of at least $20, and the Company has the right to make one single lump-sum payment. Income payments on the Income Date will not be less than those that would be provided by the application of the Contract Value to purchase a single premium immediate annuity contract at purchase rates offered by the Company at that time to the same class of annuitants. The amount at annuitization will not be less than the greater of the Withdrawal Value or 95% of the Contract Value after being adjusted by the Interest Rate Adjustment. NO WITHDRAWALS OF CONTRACT VALUE ARE PERMITTED DURING THE ANNUITY PERIOD FOR ANY INCOME OPTION UNDER WHICH PAYMENTS ARE BEING MADE PURSUANT TO LIFE CONTINGENCIES. Upon written election filed with the Company at its Service Center, the Contract Value will be applied to provide one of the following income options. OPTION 1 - LIFE INCOME. An annuity payable monthly during the lifetime of the Annuitant. Under this income option, no further payments are payable after the death of the Annuitant, and there is no provision for a death benefit payable to the Owner. Therefore, it is possible under Option 1 for the Owner to receive only one (1) monthly annuity payment under this income option. In the event of the death of the Annuitant after the Income Date and prior to the first monthly annuity payment, the amount allocated to the income option will be paid to the Owner or the Owner's Beneficiary.

VA770NY 26 INCOME PROVISIONS (CONT'D) OPTION 2 - JOINT AND SURVIVOR. An annuity payable monthly while both the Annuitant and a designated second person are living. Upon the death of either person, the monthly annuity payments will continue during the lifetime of the survivor at either the full amount previously payable or as a percentage (either one-half or two-thirds) of the full amount, as chosen at the time of election of the income options. If a reduced annuity payment to the survivor is desired, variable annuity payments will be determined using either one-half or two-thirds of the number of each type of Annuity Unit credited. Fixed annuity payments will be equal to either one-half or two-thirds of the fixed annuity payment payable during the joint life of the Annuitant and the designated second person. Annuity payments terminate automatically and immediately upon the death of the surviving person without regard to the number or total amount of payments received. There is no minimum number of fixed annuity payments, and it is possible to have only one (1) annuity payment if both the Annuitant and the designated second person die before the due date of the second payment. In the event of the death of the Annuitant after the Income Date and prior to the first monthly annuity payment, the amount allocated to the income option will be paid to the Owner or the Owner's Beneficiary. OPTION 3 - LIFE ANNUITY WITH 120 OR 240 MONTHLY PERIODS GUARANTEED. An annuity payable monthly during the lifetime of the Annuitant with the guarantee that if, at the death of the Annuitant, payments have been made for fewer than the guaranteed 120 or 240 monthly periods, as elected, the balance of the guaranteed number of payments will continue to be made to the Owner as scheduled. In the event the Owner dies before the specified number of guaranteed payments has been made, the Beneficiary(ies) may elect to continue receiving the fixed and variable payments according to the terms of this Contract or may alternatively elect to receive the present value of any remaining guaranteed payments in a single lump-sum, the amount of which is calculated by the Company. The present value of any remaining guaranteed payments will be based on the total annuity payment as of the date of the calculation. The present value of any remaining payments will be calculated using the interest rate originally used to determine the benefit payments upon annuitization. OPTION 4 - INCOME FOR A SPECIFIED PERIOD. Under this income option, the Owner can elect monthly payments for any number of years from 5 to 30. This election must be made for full 12-month periods. In the event the Owner dies before the specified number of payments has been made, the Beneficiary(ies) may elect to continue receiving the fixed and variable payments according to the terms of this Contract or may alternatively elect to receive the present value of any remaining guaranteed payments in a single lump-sum, the amount of which is calculated by the Company. The present value of any remaining guaranteed payments will be based on the total annuity payment as of the date of the calculation. ADDITIONAL OPTIONS. Other income options may be made available by the Company.

VA770NY 27 INCOME PROVISIONS (CONT'D) The Owner may elect either fixed or variable annuity payments as described below. FIXED ANNUITY PAYMENTS. To the extent a fixed income option has been elected, the Contract Value allocated to the fixed annuity payment option, less any applicable Premium taxes, shall be applied to the payment of the income option elected at annuity rates at least as great as the annuity rates based upon the Table of Income Options specified in the Contract. In no event will the fixed payments be changed once they begin. VARIABLE ANNUITY PAYMENT. The initial variable annuity payment is determined by taking the Contract Value allocated to each Investment Division, less any applicable Premium taxes, and then applying it to the Table of Income Options specified in the Contract. The first variable annuity payment is divided by the value of an Annuity Unit as of the Income Date to establish the number of Annuity Units representing each variable annuity payment. The number of Annuity Units determined for the first variable annuity payment remains constant for the second and subsequent variable annuity payments, assuming that no reallocation of Contract Values is made. The amount of the second and each subsequent variable annuity payment is determined by multiplying the number of Annuity Units by the Annuity Unit Value as of the Business Day next preceding the date on which each payment is due. Neither expenses actually incurred, other than taxes on the investment return, nor mortality actually experienced, shall adversely affect the dollar amount of variable annuity payments after such payments have commenced. ANNUITY UNIT VALUE. The initial value of an Annuity Unit of each Investment Division was set when the Investment Divisions were established. The value may increase or decrease from one Business Day to the next. The Table of Income Options contained in the Contract is based on the assumed net investment rates described in the Basis of Computation provision. If the actual net investment rate experienced by an Investment Division exceeds the assumed net investment rate, variable annuity payments will increase over time. Conversely, if the actual net investment rate is less than the assumed net investment rate, variable annuity payments will decrease over time. If the actual net investment rate equals the assumed net investment rate, the variable annuity payments will remain constant. The value of a fixed number of Annuity Units will reflect the investment performance of the Investment Divisions, and the amount of each payment will vary accordingly.

VA770NY 28 INCOME PROVISIONS (CONT'D) For each Investment Division, the value of an Annuity Unit for any Business Day is determined by multiplying the Annuity Unit Value for the immediately preceding Business Day by the net investment factor for the Business Day for which the Annuity Unit Value is being calculated. The result is then multiplied by a second factor which offsets the effect of the assumed net investment rate. The net investment factor, which reflects changes in the net asset value of Investment Divisions, is determined by dividing 1. by 2., and then subtracting 3. from the result, where: 1. Is the net result of: a. the net asset value of an Investment Division determined as of the end of the Business Day, plus b. the per share amount of any dividend or other distribution declared by the Investment Division if the "ex-dividend" date occurs on the Business Day, plus or minus c. a per share credit or charge with respect to any taxes paid or reserved for by the Company which are determined by the Company to be attributable to the operation of the Investment Division (no federal income taxes are applicable under present law); 2. Is the net asset value of the Investment Division determined as of the end of the preceding Business Day; and 3. Is the asset charge factor determined by the Company for the Business Day to reflect the applicable Mortality and Expense Charge, and the Administration Charge.

VA770NY 29 TERMINATION PROVISION This Contract will terminate and all benefits under this Contract will cease on the earlier of: 1. the date of a total withdrawal; 2. the date the Contract Value falls to zero for any reason; or 3. the date upon which Due Proof of death of the Owner (or any Joint Owner) and an election of the type of payment to the Beneficiary(ies) is received at our Service Center in Good Order, unless continued by the spouse under the Spousal Continuation Option or the Special Spousal Continuation Option.